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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          DELPHI FINANCIAL GROUP, INC.


     DELPHI FINANCIAL GROUP, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST: That on March 26, 1997, the Board of Directors of the Corporation adopted a resolution setting forth and declaring the advisability of the following amendments to the Restated Certificate of Incorporation of the
Corporation:

         The amendment of ARTICLE FOURTH, Section A, Paragraph 2(a) of the Certificate so as to read as follows:

         "(a) Subject to the provisions of Paragraph 2(d), every holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy on all matters subject to vote at any meeting of stockholders for each share of Class A Common Stock standing in his name on the transfer books of the Corporation and every holder of Class B Common Stock shall be entitled to a number of votes equal to the Class B Number of Votes (as defined below) in person or by proxy on all matters subject to vote at any meeting of stockholders for each share of Class B Common Stock standing in his name on the transfer books of the Corporation. The 'Class B Number of Votes' shall mean, with respect to any such meeting of stockholders, the lesser of (x) the number of votes (with each share of Class B Common Stock having the same number of votes as each other share of Class B Common Stock) such that the aggregate of all outstanding shares of Class B Common Stock are entitled to cast 49.9% of all of the votes represented by the aggregate of all of the shares of Class A Common Stock and Class B Common Stock outstanding as of the record date for determining stockholders entitled to vote at such meeting or (y) ten (10) votes; provided, that if there are no shares of Class A Common Stock outstanding, the Class B Number of Votes shall be ten (10) votes. As a consequence of clause (x) above, the Class B Number of Votes may not equal a whole number, in which event the holders of Class B Common Stock will nonetheless be entitled to vote whatever fractional voting interests may result from such calculation, without rounding."

         The amendment of the second sentence of ARTICLE FOURTH, Section A, Paragraph 2(d) of the Certificate so as to read as follows:

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         "A holder of shares of Class B Common Stock who wishes to cast the
         Class B Number of Votes per share shall comply with the following procedure to effect a determination by the Corporation of his entitlement to such number of votes: if such holder's shares of Class B Common Stock are held of record by a nominee that is a broker or dealer in securities, a clearing house, a bank, trust company, savings and loan association or other financial institution, or a voting trustee or a nominee of any of the foregoing, the record holder of such shares shall file with the transfer agent for the Class B Common Stock a certificate on a form which will be mailed to such holder by such transfer agent on request, certifying, as to shares identified by such holder, the information specified in the first sentence of this Paragraph 2(d)."

         The amendment of ARTICLE FOURTH, Section A, Paragraph 8 of the Certificate so as to read as follows:

         "Following the initial issuance of shares of Class B Common Stock by the Corporation, such shares shall be issued by the Corporation only
         (a) in payment of a stock dividend on then outstanding shares of Class B Common Stock in accordance with Paragraph 1; (b) in connection with a stock split, reclassification or other subdivision of then outstanding shares of Class B Common Stock in accordance with Paragraph 1; (c) upon exercise of options or warrants which are outstanding immediately prior to the initial issuance by the Corporation of shares of Class B Common Stock and which are, in connection with the reclassification of the Prior Common Stock provided by this Article FOURTH, converted into options to acquire or warrants exercisable for shares of Class B Common Stock; and (d) from time to time pursuant to the Corporation's Long-Term Performance-Based Incentive Plan adopted at the Corporation's 1997 annual meeting of stockholders, as such plan may be amended from time to time in accordance with its terms."

     SECOND: that (x) the holders of a majority of the outstanding shares of Class A Common Stock of the Corporation present in person or represented by proxy and entitled to vote, voting as a class, (y) the holders of a majority of the outstanding shares of Class B Common Stock of the Corporation present in person or represented by proxy and entitled to vote, voting as a class, and (z) the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote, voting together as a single class, with the holders of Class B Common Stock having ten (10) votes per share and the holders of Class A Common Stock having one (1) vote per share, authorized said amendments at the Annual Meeting of Stockholders of the Corporation on May 13, 1997.

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     THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     I, the undersigned, being the duly authorized Secretary of DELPHI FINANCIAL GROUP, INC., hereby declaring that this certificate is the act and deed of the Corporation and that the facts herein stated are true, have hereunto set my hand this 21st day of May, 1997.




                                                           /s/ ROBERT ROSENKRANZ
                                                           ---------------------
                                                               Robert Rosenkranz
                                                               President

Attest:



/s/  LINDA EIKE
--------------------------
Linda Eike
Secretary

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